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                                                                Exhibit 10.9(b)


                           BOEING COMMERCIAL AIRPLANE GROUP
                         PURCHASE ORDER TERMS AND CONDITIONS


1. ACCEPTANCE. This Order is Buyer's offer to Seller, and acceptance is strictly limited to its terms. Buyer shall not be bound by and specifically objects to any term or condition whatsoever which is different from or in addition to the provisions of this Order. Whether or not such term or condition will materially alter this Order. Seller's commencement of performance, or acceptance of this Order, in any manner shall conclusively evidence agreement to this Order, as written.

2. DEFINITIONS. Whenever used in this Order, (a) "Customer" means any customer of Buyer, any subsequent owner, operator or user of the Goods, and any other individual, partnership, corporation or person or entity which has or acquires any interest in the Goods from, through or under Buyer:
    (b) "FAR" means the United States Government Federal Acquisition
    Regulations: (c) "Goods" means all of the goods, services, documents, data, software and other information or items furnished or to be furnished to Buyer under this Order: and (d) "Order" means this purchase order, including the provisions on its face, these Purchase Order Terms and Conditions, and all of the specifications, technical descriptions, statements of work, drawings, designs, documents, and other requirements and provisions attached to, incorporated into or otherwise made a part of this purchase order by Buyer.

3. SHIPMENT/DELIVERY. Shipments or deliveries, as specified in this Order, shall be strictly in accordance with: the specified quantities, without shortage or excess: the specified schedules, neither ahead of nor behind schedule: and the other requirements of this Order. Seller shall promptly notify Buyer in writing of any anticipated or actual delay, the reasons therefor, and the actions being taken by Seller to overcome or minimize the delay. If requested by Buyer, Seller shall, at Seller's expense, ship Goods via air or other fast mode of transportation to avoid or minimize the delay to the maximum extent possible.

4. PACKING AND SHIPPING. Seller shall prepare and pack the Goods to prevent damage and deterioration, and shall comply with carrier tariffs. Charges for preparation, packing, crating and cartage are included in the price unless separately specified in the Order. Goods sold F.O.B. place of shipment shall be forwarded collect. Seller shall make no declaration concerning value of Goods shipped, except for Goods on which tariff rating is dependent upon released or declared value, in which event Seller shall release or declare such value at maximum value within the lowest rating.

5. INVOICE AND PAYMENT. Seller shall issue a separate invoice for each delivery and shall not issue any invoice prior to the Order schedule date or actual delivery date, whichever is later. Payment will be made after receipt of Goods and correct invoice. Unless freight or other charges are itemized, any discount may be taken on the full amount of invoice. Payment due date, including discount periods, shall be computed from the date of receipt of Goods or correct invoice (whichever is later) or the date Buyer's check is mailed or otherwise tendered. Seller shall promptly repay to Buyer any amounts paid in excess of amounts due Seller.

6. EXAMINATION OF RECORDS. Seller shall maintain complete and accurate records showing the sales volume of all Goods. Such records shall support all services performed, allowances claimed and costs incurred by Seller in the performance of the Order, including but not limited to those factors which comprise or affect direct labor hours, direct labor rates, material costs, burden rates and subcontracts. Such records and other data shall be capable of verification through audit and analysis by Buyer and shall be available to Buyer at Seller's facility for Buyer's examination and audit at all reasonable times from the date of the Order until three (3) years after final payment under the Order. Seller shall provide assistance to interpret such data if required by Buyer. Such examination shall provide Buyer with complete information regarding Seller's performance for use in price negotiations with Seller relating to existing or future orders for Goods (including but not limited to negotiation of equitable adjustments pursuant to Clause 11, "CHANGES," and Clause 12, "TERMINATION FOR CONVENIENCE"). Buyer shall treat such information as confidential.

7. INSPECTION. Buyer's acceptance of Goods shall be subject to Buyer's final inspection within a reasonable time after receipt at destination, notwithstanding any payment or prior test or inspection. In addition, Buyer and the Federal Aviation Administration (if nondomestic an equivalent government agency) may inspect and evaluate Seller's plant, including but not limited to facilities, systems, equipment, testing, data, personnel and all work-in-process and completed goods manufactured for installation on Buyer's airplanes. No inspection, test or prior approval or acceptance, and no delay or failure to inspect, test or give prior approval or acceptance, or failure to discover any defect or other noncompliance, shall relieve Seller of any of its obligations nor impair any rights or remedies of Buyer or Customers.

8. REJECTION. Buyer may reject or revoke acceptance ("rejection" herein) of any or all Goods, including any tender thereof which are not strictly in conformance with all of the requirements of this Order, and shall notify Seller of such rejection by notice, rejection tag or other communication. At Seller's risk and expense, all such Goods will be returned to Seller for immediate Seller repair, replacement or other correction and redelivery to
    Buyer: provided, however, that with respect to any or all such Goods, at Buyer's election and at Seller's risk and expense, Buyer may: (a) hold, retain or return such Goods, without permitting any repair, replacement or other correction by Seller: (b) hold or retain such Goods for repair by Seller or, at Buyer's election, for repair by Buyer with such assistance from Seller as Buyer may require: (c) hold such Goods until Seller has delivered conforming replacements for such Goods: (d) hold such Goods until conforming replacements are obtained from a third party: or (e) return such Goods with instructions to Seller as to whether the Goods shall be repaired or replaced and as to the manner of redelivery. All repair, replacement and other correction and redelivery shall be completed within such time as Buyer may require. All costs and expenses and loss of value incurred as a result of or in connection with nonconformance and repair, replacement or other correction may be recovered from Seller by equitable price reduction, setoff or credit against any amounts which may be owed to Seller under this Order or otherwise.

9. WARRANTIES. Seller warrants to Buyer and Customers that Goods shall: (a) conform in all respects to all of the requirements of this Order: (b) be free from all defects in materials and workmanship: and (c) to the extent not manufactured pursuant to detailed designs furnished by Buyer, be free from all defects in design and be fit for the intended purposes.

10. INDEMNITY/INFRINGEMENT. Seller shall indemnify, defend, and save Buyer and Customers harmless from all claims, suits, actions, awards (including but not limited to awards based on intentional infringement of patents known to Seller at the time of such infringement and those exceeding actual damages and/or including attorneys' fees), liabilities, damages, costs and attorneys' fees related to the actual or alleged infringement of any United States or foreign intellectual property right (including but not limited to any right in a patent, copyright, industrial design or semiconductor mask work, or based on misappropriation or wrongful use of information of documents) and arising out of the manufacture, sale or use of Goods by Buyer or Customers, Buyer and/or Customers shall duly notify Seller of any such claim, suit or action: and Seller shall, at its own expense, fully defend such claim, suit or action on behalf of Buyer and/or Customers. Seller shall have no obligation under this clause with regard to any infringement arising from: (a) Seller's compliance with formal specifications issued by Buyer where infringement could not be avoided in complying with such specifications or (b) use or sale of Goods in combination with other items when such infringement would not have occurred from the use or sale of those Goods solely for the purpose for which they were designed or sold by Seller. For purposes of this Clause 10 only, the term Customer shall not include the U.S. Government and the term Buyer shall include The Boeing Company (Boeing) and all Boeing subsidiaries and all officers, agents, and employees of Boeing or any Boeing subsidiary.

11. CHANGES. Buyer's Materiel Representative may from time to time direct changes in writing within the general scope of this Order in any one or more of the following: (a) technical requirements and descriptions, specifications, statements of work, drawings or designs: (b) shipment or packing methods: (c) place of delivery, inspection of acceptance: (d) reasonable adjustments in quantities or delivery schedules or both: and (e) amount of Buyer-furnished property. Seller shall comply immediately with such direction and avoid unnecessary costs related thereto. If any such change causes an increase or decrease in the cost of or the time required for performance of this Order, an equitable adjustment in the prices and schedules of this Order shall be made to reflect such increase or decrease, and this Order shall be modified in writing accordingly. Unless otherwise agreed in writing, any Seller claim for adjustment must be delivered to Buyer in writing within thirty (30) days after Seller's receipt of such direction. Seller shall make available for Buyer's examination relevant books and records to verify Seller's claim for adjustment. Failure of Buyer and Seller to agree upon any adjustment shall not excuse Seller from performing in accordance with such direction. If Seller considers the conduct of any of Buyer's employees to have constituted a change hereunder:
    Seller shall notify Buyer immediately in writing as to the nature of such conduct and its effect upon Seller's performance. Pending direction from Buyer's Materiel Representative, Seller shall take no action to implement any such change.

12. TERMINATION FOR CONVENIENCE. Buyer may terminate this Order in whole or from time to time in part, effective as of the date specified by Buyer, in accordance with the provisions of FAR 52.249-2 (APR 1984: without Alternates), which provisions are incorporated herein by reference. In FAR 52.249-2, "Government" and "Contracting Officer" shall mean Buyer:
    "Contractor" shall mean Seller and "this Contract" and "the Contract" shall mean this Order. All references to one (1) year in paragraph (d) of such clause are changed to six (6) months, and all references to a "Disputes" clause are deleted.

13. CANCELLATION FOR DEFAULT. Buyer may cancel this Order in whole or from time to time in part, effective as of the date specified by Buyer. In accordance with the

    (CONTINUED ON REVERSE SIDE)

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    provisions of FAR 52.249-8 (APR 1984: without Alternates), which provisions are incorporated herein by reference, in the event of any Seller default, or in the event of Seller's suspension of business, insolvency, reorganization or arrangement or liquidation proceedings, assignment for the benefit of creditors or Seller's trustee in bankruptcy or Seller as debtor in possession not assuming this Order pursuant to a Federal Bankruptcy Court's approval within sixty (60) days after the bankruptcy petition was filed, or appointment or a receiver for Seller's property. In FAR
    52.249-8, "Government" and "Contracting Officer," shall mean Buyer except in paragraph (e). "Contractor" shall mean Seller, "this Contract" and "the Contract" shall mean this Order, and all references to a "Disputes" clause are deleted. If Buyer and Seller fail to agree on the amount to be paid for manufacturing materials referred to in paragraph (e) of FAR 52.249-8, the amount shall be the reasonable value thereof but shall not exceed that portion of the price of this Order which is reasonably allocable to such materials.

14. RESPONSIBILITY FOR PERFORMANCE. Buyer's issuance of this Order is based in part on Buyer's reliance on Seller's ability, expertise and awareness of the intended use of Goods, and Seller's continuing compliance with all applicable laws and regulations during the performance of this Order. Further, Seller shall not, by contract, operation of law, or otherwise, assign any of its rights or interest in this Order (including but not limited to any right to monies due or to become due), delegate any of its duties or obligations under this Order, or subcontract all or substantially all of its performance of this Order to one or more third parties, without Buyer's prior written consent. No assignment, delegation or subcontracting by Seller with or without Buyer's consent shall relieve Seller of any of its obligations under this Order. Buyer may unilaterally assign any rights or title to property under this Order to any wholly owned subsidiary of The Boeing Company. Seller shall have a continuing obligation to promptly notify Buyer of any violation of or deviation from Seller's approved inspections quality control system and to advise Buyer of the quantity and specific identity of any Goods delivered to Buyer during the period of any such violation or deviation.

15. PUBLICITY. Seller shall not, and shall require that its subcontractors and suppliers (of any tier) shall not, cause or permit to be released any publicity, advertisement, news release, public announcement, or denial or confirmation of same, in whatever form, regarding any aspect of this Order or the Goods or program to which they pertain without Buyer's prior written approval.

16. COMPLIANCE WITH LAWS. Seller shall be responsible for complying with all laws, including, but not limited to, any statute, rule, regulation, judgment, decree, order or permit applicable to its performance under this Order. Seller further agrees (1) to notify Buyer of any obligation under this Order which is prohibited under any applicable environmental law, at the earliest opportunity but in all events sufficiently in advance of Seller's performance of such obligation so as to enable the identification of alternative methods of performance, and (2) to notify Buyer at the earliest possible opportunity of any aspect of its performance which becomes subject to additional environmental regulation or which Seller reasonably believes will become subject to additional environmental regulation during performance of this Order.

17. RESPONSIBILITY FOR PROPERTY. Unless otherwise specified, upon delivery to Seller or manufacture or acquisition by Seller of any materials, parts, tooling, data or other property, title to which is in Buyer. Seller assumes the risk of and shall be responsible for any loss thereof or damage thereto. In accordance with the provisions of this Order, but in any event upon completion thereof. Seller shall return such property to Buyer in the condition in which it was received except for reasonable wear and tear and except for such property as has been reasonably consumed in the performance of this Order.

18. CONFIDENTIAL, PROPRIETARY, AND/OR TRADE SECRET INFORMATION AND ITEMS.
    Buyer and Seller shall each keep confidential and protect from disclosure all (a) confidential, proprietary, and/or trade secret information: (b) tangible items containing, conveying, or embodying such information: and (c) tooling obtained from and/or belonging to the other in connection with this Order (collectively referred to as "Proprietary Materials"). Buyer and Seller shall each use Proprietary Materials of the other only in the performance of and for the purpose of this Order. Provided, however, that despite any other obligations or restrictions imposed by this Clause 18, Buyer shall have the right to use and disclose Seller's Proprietary Materials for purposes of testing, certification, use, sale, or support of any item delivered under an Order or any airplane including such an item: and any such disclosure by Buyer shall, whenever appropriate, include a restrictive legend suitable to the particular circumstances. The restrictions on disclosure or use of Proprietary Materials by Seller shall apply to all materials derived by Seller or others from Buyer's Proprietary Materials. Upon Buyer's request at any time, and in any event upon the completion, termination or cancellation of this Order. Seller shall return all of Buyer's Proprietary materiels, and all materials derived from Buyer's Proprietary Materials, to Buyer unless specifically directed otherwise in writing by Buyer. Seller shall not, without the prior written authorization of Buyer, sell or otherwise dispose of (as scrap or otherwise) any materials containing, conveying, embodying, or made in accordance with or by reference to any Proprietary Materials of Buyer.
    Prior to disposing of such materials as scrap, Seller shall render the materials unusable. Buyer shall have the right to audit Seller's compliance with this Clause 18. Seller may disclose Proprietary Materials of Buyer to its subcontractors as required for the performance of this Order, provided that each such subcontractor first assumes, by written agreement, the same obligations imposed on Seller under this Clause 18 relating to such Proprietary Materials; and Seller shall be liable to Buyer for any breach of such obligation by such subcontractor. The provisions of this Clause 18 are effective in lieu of, and will apply notwithstanding the absence of, any restrictive legencs or notices applied to Proprietary Materials: and the provisions of this Clause 18 shall survive the performance, completion, termination or cancellation of this Order. This Clause 18 supersedes and replaces any and all prior agreements and understandings between the parties to the extent that such agreements or understandings cover confidential, proprietary, and/or trade secret information, or tangible items containing, conveying, or embodying such information, related to any Goods, regardless of whether disclosed to the receiving party before or after the effective date of these Purchase Order Terms and Conditions.

19. INTEGRITY IN PROCUREMENT. Buyer's policy is to maintain high standards of integrity in procurement. Buyer's employees must ensure that no favorable treatment compromises their impartiality in the procurement process. Accordingly, Buyer's employees must strictly refrain from soliciting or accepting any payment, gift, favor, or thing of value which could improperly influence their judgment with respect to either issuing a purchase order or administering this Order. Consistent with this policy, Seller agrees not to provide or offer to provide any employee of Buyer any payment, gift, favor, or thing of value for the purpose of improperly obtaining or regarding favorable treatment in connection with any purchase order of this Order. Seller shall conduct its own procurement practices, and shall ensure that its suppliers conduct their procurement practices, consistent with these standards. If Seller has reasonable grounds to believe that this policy may have been violated, Seller shall immediately report such possible violation to the appropriate Director of Materiel or Division Chief Counsel of Buyer.

20. NONWAIVER AND PARTIAL INVALIDITY. Any and all failure, delay or forbearance of Buyer in insisting upon or enforcing at any time any of the provisions of this Order, or in exercising any rights or remedies under this Order, shall not be construed as a waiver or relinquishment of any such provisions, rights or remedies in those or any other instances: rather, the same shall be and remain in full force and effect. Further, if any provision of this Order is or becomes void or unenforceable by law, the remainder shall be valid and enforceable.

21. GOVERNMENT REQUIREMENTS. Within Seller's invoice or other form satisfactory to Buyer, Seller shall certify that Goods covered by this Order were produced in compliance with Sections 6, 7 and 12 of the Fair Labor Standards Act as amended, and the regulations and orders of the U.S. Department of Labor issued thereunder Paragraph (b) of the Equal Opportunity clause set forth in FAR 52.222-26. FAR 52.222-35, Affirmative Action for Special Disabled and Vietnam Era Veterans, and FAR 52.222-38, Affirmative Action for Handicapped Workers, are incorporated herein by reference, except that "Contractor" shall mean Seller in such FAR clauses. The appearance of a U.S. Government agency prime contract number on the face of this Order incorporates into this Order, without further notice of action, Boeing Form D1 4100 4050, entitled "Additional Terms and Conditions-Government Contracts."

22. GOVERNING LAW. This Order and the performance thereof shall be governed by the law of the State of Washington, U.S.A., exclusive of the choice of law rules thereof.

23. ENTIRE AGREEMENT. This Order sets forth the entire agreement, and supersedes any and all other agreements, understandings and communications between Buyer and Seller related to the subject matter of this Order. No amendment or modification of this Order shall be binding upon Buyer unless set forth in a written instrument signed by Buyer's Materiel Representative. The rights and remedies afforded to Buyer or Customers pursuant to any provision of this Order are in addition to any other rights and remedies afforded by any other provisions of this Order, by law or otherwise.